As filed with the Securities and Exchange Commission on May 22, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THERAGENICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	58-1528626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5203 Bristol Industrial Way, Buford, Georgia 30518
 (Address of principal executive offices, including zip code)

THERAGENICS CORPORATION
2012 OMNIBUS INCENTIVE PLAN
(Full title of the Plan)

M. Christine Jacobs
Chief Executive Officer
Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia 30518
(770) 271-0233

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Eliot W. Robinson, Esq.
Bryan Cave LLP
One Atlantic Center
Fourteenth Floor
1201 W. Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value (and associated share purchase rights)	5,762,582 shares (3)	$1.70 (2)	$9,796,389 (2)	$1,122.67 (2)

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low sale prices of the common stock, $.01 par value, of the Company as reported by the New York Stock Exchange on May 17, 2012.

(3)
Represents (i) 3,000,000 shares of common stock initially reserved for future issuance under the Theragenics Corporation 2012 Omnibus Incentive Plan (the “Plan”), (ii) 96,032 shares of common stock that remained available for issuance under the registrant’s 1997 Stock Incentive Plan, 2000 Stock Incentive Plan and 2006 Stock Incentive Plan (the “Prior Plans”) immediately prior to stockholder approval of the Plan on May 18, 2012, which were added to the number of shares reserved under the Plan upon the termination of the Prior Plans (for purposes of new awards) as of stockholder approval of the Plan, and (iii) 2,666,550 shares of common stock, representing an estimate of the number of shares that could potentially be added to the number of shares reserved under the Plan in connection with shares that could in the future otherwise have been added back to the Prior Plans (without regard to the termination of the Prior Plans), whether as a result of forfeiture, tax withholding or otherwise.

EXPLANATORY NOTE

This Registration Statement is filed by Theragenics Corporation (the “Company” or the “Registrant”) for the purpose of registering shares of common stock, par value $.01 per share (“Common Stock”) that may be issued pursuant to the Theragenics Corporation 2012 Omnibus Incentive Plan (the “Plan”).

The number of shares of Common Stock reserved for issuance under the Plan includes:

•	3,000,000 shares newly reserved upon the approval of the Plan by the Registrant’s board of directors, and

▪
96,032 shares that had been available for issuance but not subject to outstanding awards under the Prior Plans (as defined on the cover page hereto) as of May 18, 2012, the date of stockholder approval of the Plan and the termination of the Prior Plans (for purposes of new awards).

Pursuant to the terms of the Plan, the number of shares reserved thereunder is automatically increased by the number of shares that would under the terms of the Prior Plans have been added back to the Prior Plans, whether as a result of forfeiture, tax withholding or otherwise (without regard to the termination of the Prior Plans).  For purposes of this registration statement, the Registrant has estimated the maximum number of shares that could potentially in the future be added to the number of shares reserved under the Plan to be 2,666,550, representing the number of shares reserved for outstanding awards under the Prior Plans as of stockholder approval of the Plan.

To the extent shares are issued upon the exercise or settlement of outstanding awards under the Prior Plans, such shares will be issued under Form S-8 Registration covering the applicable Prior Plan.  To the extent outstanding awards under the Prior Plans cease to be outstanding other than as a result of the exercise or settlement of such award, then the number of shares represented by such award is automatically added to the number of shares reserved under the Plan and shall be covered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents that the Company has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference and made a part hereof (except for the portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K):

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on March 2, 1987 (File No. 001-14339), as supplemented by subsequent reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c)
The description of the rights contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on July 24, 1998, as amended February 16, 2007 (File No. 001-14339), as supplemented by subsequent reports filed under the Exchange Act.

In addition, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, other than any information that we furnish, rather than file, with the Commission pursuant to certain items of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the Company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Delaware law further provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Company’s certificate of incorporation eliminates to the fullest extent permissible under Delaware law the liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability: (i) for any breach of a director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

The above discussion of Delaware law and the certificate of incorporation of the Company is not intended to be exhaustive and is qualified in its entirety by such statutes and the certificate of incorporation of the Company.

The Company has obtained insurance policies insuring its directors and officers against some liabilities they may incur in their capacity as directors and officers. The Company has also entered into indemnity agreements with its directors and certain of its executive officers that require the Company, subject to certain exceptions and limitations, to indemnify such persons against expenses

Item 7.  Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Bryan Cave LLP

10.1	Theragenics Corporation 2012 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed March 1, 2012)

23.1	Consent of Bryan Cave LLP (included in Exhibit 5)

23.2	Consent of Dixon Hughes Goodman LLP

24	Power of Attorney

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buford, state of Georgia, on this 22 day of May, 2012.

THERAGENICS CORPORATION

By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer